Exhibit 99.1
Tilly's, Inc. Fiscal 2026 First Quarter Comp Sales Increase +22.9%
Reports Strong Start to Fiscal 2026 Second Quarter

Irvine, CA –June 3, 2026 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the first quarter of fiscal 2026 ended May 2, 2026.
"The turnaround momentum which began in fiscal 2025 continued through the first quarter of fiscal 2026, extending our streak of comparable net sales growth to three consecutive quarters and nine consecutive months, and delivering our fourth consecutive quarter of year-over-year profit improvement," commented Nate Smith, President and Chief Executive Officer. "Returning to profitability is our foremost goal for fiscal 2026. We believe the strength of our start to the fiscal year gives us a clear and credible path to get there, provided we can maintain a strong, positive sales trajectory throughout the year."
Operating Results Overview
Fiscal 2026 First Quarter Compared to Fiscal 2025 First Quarter
The following comparisons refer to the Company's operating results for the first quarter of fiscal 2026 ended May 2, 2026 versus the first quarter of fiscal 2025 ended May 3, 2025.
•Total net sales were $124.7 million, an increase of 15.9%. Total comparable net sales, including both physical stores and e-commerce ("e-com"), increased by 22.9%.
◦Net sales from physical stores were $96.3 million, an increase of 12.1%. The Company ended the first quarter with 220 total stores, a decrease of 18 stores or 7.6%, compared to 238 total stores at the end of the first quarter last year. Comparable net sales from physical stores increased by 20.8% relative to the comparable 13-week period ended May 3, 2025. Net sales from physical stores represented 77.2% of total net sales this year compared to 79.8% of total net sales last year.
◦Net sales from e-com were $28.4 million, an increase of 30.9%. E-com net sales represented 22.8% of total net sales this year compared to 20.2% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $36.1 million, or 28.9% of net sales, an improvement of $14.8 million or 910 basis points as a percentage of net sales compared to $21.3 million, or 19.8% of net sales, last year. Product margins improved by 400 basis points primarily due to improved full-price selling associated with operating with inventories that were more current in terms of aging compared to last year. Buying, distribution, and occupancy costs improved by 520 basis points, or $0.9 million, collectively, primarily due to decreased occupancy costs associated with reduced store count.
•Selling, general and administrative ("SG&A") expenses were $44.2 million, or 35.4% of net sales, compared to $44.0 million, or 40.9% of net sales, last year. The $0.2 million increase in SG&A was primarily attributable to increases in digital marketing expenses and store and corporate payroll and benefits expenses being largely offset by lower non-cash asset impairment charges of $1.0 million.
•Operating loss improved to $8.1 million, or 6.5% of net sales, compared to $22.7 million, or 21.1% of net sales, last year, due to the combined impact of the factors noted above.
•Income tax expense was $0.1 million, or (1.7)% of pre-tax loss, compared to an income tax benefit of $0.1 million, or 0.6% of pre-tax loss, last year. Both periods include the continuing impact of a full, non-cash deferred tax asset valuation allowance.
•Net loss improved to $8.0 million, or $(0.26) per share, representing an improvement of $14.2 million or $0.48 per share compared to a net loss of $22.2 million, or $(0.74) net loss per share, last year. Weighted average shares were 30.1 million in both periods.

Balance Sheet and Liquidity
As of May 2, 2026, the Company had total available liquidity of $91.8 million, comprised of $41.1 million of cash, cash equivalents, and marketable securities and $50.7 million of available, undrawn borrowing capacity under its asset-backed credit facility. Total cash, cash equivalents, and marketable securities were $37.2 million at May 3, 2025. Total inventories decreased by 6.4% compared to the end of the first quarter last year. Total year-to-date capital expenditures at the end of the first quarter was $1.4 million this year compared to $1.5 million at the end of the first quarter of fiscal 2025.
Fiscal 2026 Second Quarter Outlook
Total comparable net sales for fiscal May ended May 30, 2026 increased by 8.3% relative to the comparable period of fiscal 2025, marking the Company's 10th consecutive month of comparable net sales growth. Based on current and historical trends, the Company currently estimates the following for the second quarter of fiscal 2026 ending August 1, 2026:
•Net sales in the range of approximately $154 million to $160 million, translating to an estimated comparable net sales increase of 6% to 10%, respectively, relative to last year's second quarter;
•Product margins to be flat to up slightly compared to last year's company-record rate for a fiscal second quarter;
•SG&A expenses to be approximately $48 million to $49 million, excluding any potential non-cash asset impairment charges that may arise;
•Net income of approximately $3.8 million to $6.0 million, respectively, with a near-zero effective income tax rate due to the continuing impact of a full, non-cash valuation allowance on deferred tax assets; and
•Net income per diluted share to be in the range of $0.13 to $0.20, respectively, compared to $0.10 for last year's second quarter, with estimated weighted average diluted shares of approximately 30.3 million.
•The Company currently expects to have 221 stores open at the end of the second quarter of fiscal 2026 compared to 232 at the end of last year's second quarter.
Conference Call Information
A conference call with analysts to discuss these financial results is scheduled for today, June 3, 2026, at 4:30 p.m. ET (1:30 p.m. PT). Analysts interested in participating in the call are invited to dial (877) 423-9813 (domestic) or (201) 689-8537 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until June 10, 2026, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13760460.
About Tillys
Tillys is a destination specialty retailer of casual apparel, footwear, and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 220 total stores across 32 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our current operating expectations in light of historical results, the improvement in our comparable net sales trend and our ability to maintain or improve upon it, the impacts of inflation, tariffs, and potential recession on us and our customers, including on our future financial condition or operating results, expectations regarding changes in the macro-economic environment, customer traffic, our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to the impact of inflation on consumer behavior and our business and operations, supply chain difficulties, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, or enhance awareness of our brand and brand image, general consumer spending patterns and levels, including changes in historical spending patterns, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	May 2, 2026	January 31, 2026	May 3, 2025
ASSETS
Current assets:
Cash and cash equivalents	$31,244	$46,313	$27,231
Marketable securities	9,876	—	9,973
Receivables	6,086	6,093	4,914
Merchandise inventories	70,703	61,692	75,572
Prepaid expenses and other current assets	8,101	11,095	9,297
Total current assets	126,010	125,193	126,987
Operating lease assets	157,054	150,364	167,369
Property and equipment, net	32,519	33,504	37,876
Other assets	1,542	1,699	1,919
TOTAL ASSETS	$317,125	$310,760	$334,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,434	$21,717	$31,778
Accrued expenses	14,720	12,102	12,317
Deferred revenue	12,985	13,290	13,305
Accrued compensation and benefits	7,202	7,903	7,537
Current portion of operating lease liabilities	45,314	41,308	47,931
Current portion of operating lease liabilities, related party	3,829	3,745	3,501
Other liabilities	50	50	141
Total current liabilities	112,534	100,115	116,510
Long-term liabilities:
Noncurrent portion of operating lease liabilities	115,629	113,305	123,452
Noncurrent portion of operating lease liabilities, related party	11,108	12,099	14,937
Other liabilities	87	99	137
Total long-term liabilities	126,824	125,503	138,526
Total liabilities	239,358	225,618	255,036
Stockholders’ equity:
Common stock (Class A)	23	23	23
Common stock (Class B)	7	7	7
Preferred stock	—	—	—
Additional paid-in capital	177,316	176,755	175,269
Accumulated deficit	(99,596)	(91,643)	(96,343)
Accumulated other comprehensive income	17	—	159
Total stockholders’ equity	77,767	85,142	79,115
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$317,125	$310,760	$334,151

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended
	May 2, 2026	May 3, 2025
Net sales	$124,718	$107,611

Cost of goods sold (includes buying, distribution, and occupancy costs)	87,714	85,394
Rent expense, related party	932	932
Total cost of goods sold (includes buying, distribution, and occupancy costs)	88,646	86,326
Gross profit	36,072	21,285

Selling, general and administrative expenses	44,037	43,841
Rent expense, related party	133	133
Total selling, general and administrative expenses	44,170	43,974

Operating loss	(8,098)	(22,689)
Other income, net	282	398
Loss before income taxes	(7,816)	(22,291)
Income tax expense (benefit)	137	(139)
Net loss	$(7,953)	$(22,152)
Basic loss per share of Class A and Class B common stock	$(0.26)	$(0.74)
Diluted loss per share of Class A and Class B common stock	$(0.26)	$(0.74)
Weighted average basic shares outstanding	30,119	30,060
Weighted average diluted shares outstanding	30,119	30,060

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Thirteen Weeks Ended
	May 2, 2026	May 3, 2025
Cash flows from operating activities
Net loss	$(7,953)	$(22,152)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,259	2,828
Stock-based compensation expense	503	440
Impairment of assets	—	1,008
Loss on disposal of assets	4	15
Gain on maturities of marketable securities	—	(180)
Changes in operating assets and liabilities:
Receivables	897	(740)
Merchandise inventories	(9,011)	(6,394)
Prepaid expenses and other assets	3,719	1,559
Accounts payable	6,650	20,658
Accrued expenses	2,121	176
Accrued compensation and benefits	(701)	(1,881)
Operating lease liabilities	(2,050)	(2,602)
Deferred revenue	(305)	(811)
Other liabilities	(12)	(43)
Net cash used in operating activities	(3,879)	(8,119)

Cash flows from investing activities
Purchases of marketable securities	(9,859)	—
Purchases of property and equipment	(1,389)	(1,522)
Proceeds from maturities of marketable securities	—	15,816
Net cash (used in) provided by investing activities	(11,248)	14,294

Cash flows from financing activities
Proceeds from exercise of stock options	58	—
Net cash provided by financing activities	58	—

Change in cash and cash equivalents	(15,069)	6,175
Cash and cash equivalents, beginning of period	46,313	21,056
Cash and cash equivalents, end of period	$31,244	$27,231

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2025 Q1	240	1	3	238	1,707
2025 Q2	238	1	7	232	1,657
2025 Q3	232	2	4	230	1,642
2025 Q4	230	—	7	223	1,593
2026 Q1	223	1	4	220	1,568

Investor Relations Contact:
Michael L. Henry
Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com